CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to Registration Statement File No. 33-58950 on Form N-4 (the "Registration Statement") of (1) our report dated April 14,2006 relating to the financial statements of Separate Account A of AXA Equitable Life Insurance Company for the year ended December 31, 2005, and (2) our report dated March 17, 2006 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2005. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 19, 2006